EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Sequans Communications S.A. for the registration of 32,150,340 ordinary shares, which may be represented by up to 8,037,585 American Depositary Shares, or ADSs, and to the incorporation by reference therein of our reports dated April 1, 2021, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Paris – La Défense, France

May 7, 2021